Exhibit 99.1

NEWS MEDIA: Cathie Koch Vice President, Corporate Communications (813) 830-5127	INVESTORS: Mark Graff Vice President, Corporate Finance & IR (813) 830-5311

FOR IMMEDIATE RELEASE

Bloomin’ Brands to Host Analyst and Investor Day

Confirms 2019 Guidance

Announces CEO Transition from Liz Smith to David Deno

Chris Meyer Named Chief Financial Officer

TAMPA, Fla., March 8, 2019 – Bloomin’ Brands, Inc. (the “Company”), one of the largest casual dining restaurant companies in the world with four founder-inspired brands including Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar, (Nasdaq: BLMN) will host an analyst and investor day on Monday, March 11, 2019 in New York City. The presentations will detail the Company’s strategic review of the casual dining segment, portfolio growth initiatives and the key drivers behind the momentum at the Outback Steakhouse brand. The Company will also reaffirm its previously-announced guidance.

Additionally, the Company is announcing that its Board of Directors will implement its Chief Executive Officer (CEO) and Chief Financial Officer (CFO) succession plan effective April 1, 2019. David J. Deno, currently serving as CFAO, has been appointed CEO and a Director of the Company. Christopher Meyer, Group Vice President of Financial Planning & Analysis; Investor Relations, will serve as Executive Vice President and CFO. Liz Smith, current Chairman and CEO, has been appointed to serve as Executive Chairman of the Board of Directors (the “Board”).

Jim Craigie, Lead Independent Director of the Board, stated, “Liz joined the Company in 2009, when the casual dining segment was facing unprecedented headwinds, and the brands needed a refresh. Under her excellent leadership, the portfolio has transformed with strong brands and new and sustainable platforms for growth. Her customer-centric approach has been instrumental in pioneering direct delivery from a full-service chain and creating the first multi-branded restaurant loyalty program. David Deno has been instrumental to the Company’s success and is the ideal person to lead the company going forward.”

Smith added, “The last 10 years as CEO of this great company have been the most rewarding honor of my professional career. I am so proud of our Partners and Team Members, and their dedication to serving our customers and communities. Our brands portfolio is in a strong position to accelerate growth and I have every confidence that under Dave’s leadership we will realize continued success. In addition, Chris’ depth of experience at Bloomin’ Brands, coupled with his knowledge of the brand leadership teams, will ensure a seamless transition. We are fortunate to have such strong talent as I transition from a day-to-day role into the Executive Chair position.”

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Deno joined the Company in 2012 from Best Buy where he served as the President of Asia and Chief Financial Officer for Best Buy International. His hospitality industry career has included more than 15 years in senior level operations and financial positions at PepsiCo/YUM Brands and eight years at Burger King. He is a graduate of Macalester College and earned an MBA from the University of Michigan.

Meyer joined the Company in 2004 and has held progressively responsible positions including Group Vice President Finance and Accounting; Treasurer; and Investor Relations Officer as well as Vice President of Finance for Bonefish Grill. He is a 1994 graduate of the University of Florida, earning his MBA from the same university in 2003.

About Bloomin’ Brands

Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar. The Company operates 1,500 restaurants in 48 states, Puerto Rico, Guam and 20 countries, some of which are franchise locations.

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